Exhibit 10.1

January 31, 2005

Mr. Lee E. Beckelman
12001 N. Houston Rosslyn
Houston, TX 77086

Dear Lee:

This letter summarizes Hanover Compressor Company’s offer to you to serve as the Company’s Vice President and Chief Financial Officer (“CFO”) in Hanover’s corporate office in Houston, Texas, effective January 26, 2005. In this role, you will report to the President and CEO.

As a current employee, certain of the benefits offered and conditions of employment are already familiar to you but are repeated herein for completeness and clarity. As Hanover’s CFO, your compensation and the other terms and conditions of employment are set by the Company’s board of directors. Initial compensation for this position is as follows.

Base Salary:	$250,000.00 annual base salary for the remainder of 2005, on a pro-rata basis ($9,615.38 per pay period for 26 pay periods per full year).

Bonus
Opportunity:	0 – 50% of annual base salary to be paid annually based upon personal performance as well as Company performance, and as determined by the Company’s board of directors.

Stock Option
Program:	Subject to Board approval in March 2005, the Company will grant to you 10,000 restricted shares of Company common stock, which will vest at the rate of 25% per year over a four-year period and will otherwise be subject to the provisions of the 2003 Stock Incentive Plan. In addition, provided that you remain continually employed by the Company in a role substantially similar to that described herein, you will be given the full opportunity to

January 31, 2005

participate in the stock, incentive, retirement and other plans offered to the most senior officers of the Company.

Severance:	The Company will make an immediate lump sum severance payment to you equal to one times the sum of your annual base salary and target bonus which was in effect immediately before the “Change of Control”, if within the first twelve months following a “Change of Control” of the Company (i) you terminate your employment with the Company for “Good Reason” or (ii) the Company terminates your employment without “Cause”. In such event, the Company shall also reimburse you for your COBRA premiums, paid to continue your current health benefits, for a period of up to eighteen months.

Please note that this agreement will not obligate the Company to make any severance payment to you in the event that (i) you resign or voluntarily terminate your employment with the Company for any reason, other than “Good Reason” within the first twelve months following a “Change of Control”, (ii) your employment ends due to your death or inability to perform the essential requirements of the job, with or without reasonable accommodation, due to disability, or (iii) you are terminated for “Cause”.

These commitments regarding your severance are contingent upon, and are in consideration for your continued compliance with your post-termination obligations, including the Cooperation and Confidential Information provisions, which are addressed below.

For purposes of this letter agreement, the terms “Change of Control” and “Cause” will have the same definition as used in the Company’s 2003 Stock Incentive Plan under the terms “Corporate Change” and “Cause,” respectively, and are incorporated herein by reference. Moreover, voluntary termination of employment for “Good Reason” shall be defined as any situation within the first twelve months following a “Change in Control” of the Company in which your termination of employment with the Company (i) promptly follows a material reduction of your duties and responsibilities or a permanent change in your duties and responsibilities which are materially inconsistent with the type of duties and responsibilities then in effect or your title, (ii) promptly follows a reduction in your annual base salary (without regard to bonus compensation, if any) or a reduction in your annual bonus opportunity as set forth in this letter (it is acknowledged that a reduction in the actual amount of your bonus from year to year as a result of the criteria addressed above will not be considered a

January 31, 2005

reduction in bonus opportunity), (iii) promptly follows a material reduction in your employee benefits (without regard to bonus compensation, if any) if such reduction results in you receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally, (iv) promptly follows a material failure by the Company to comply with the terms of this letter or to pay any compensation when due, but only after you provide notice to the Company of such failure and the Company has reasonable opportunity to cure, or (v) the Board otherwise determines that a voluntary termination by you is for “Good Reason” under the circumstances then prevailing.

Benefits &
Vacation:	As a full time employee, you are also eligible to participate in the various benefit programs offered by the Company. You will be entitled to up to four weeks of vacation per year.

Cooperation:	We ask that you agree to act at all times in a manner consistent with the interests of Hanover Compressor Company and it affiliated entities with respect to our shareholders, customers, employees, agents, and lenders. Neither you nor the Company will defame or disparage each other. You further agree that should your employment end, you will provide reasonable cooperation to the Company in response to reasonable requests made by the Company for information or assistance, including but not limited to, participating upon reasonable notice in conferences and meetings, providing documents or information, aiding in the analysis of documents, or complying with any other reasonable requests by the Company including execution of any agreements that are reasonably necessary.

Confidential
Information:	During your employment you will be given access to information relating to the business and affairs of Hanover Compressor Company and its affiliated entities, including, without limitation, trade secrets, designs, technology, processes, data, techniques, inventions (whether patentable or not), works of authorship, formulas, business and development plans, customer lists, software programs and subroutines, source and object code, algorithms, terms of compensation and personnel assessments of employees, information regarding the Company’s facilities, processes, operating procedures, financial data, purchasing practices, marketing, management procedures, books and records, employee or personnel data, contractual arrangements or proposals, properties and business affairs of the Hanover entities, as well as

January 31, 2005

the Company’s business plans and budgets, information concerning the Company’s actual or anticipated business, research or development, and may receive information in confidence by or for any of the Hanover entities from any other person (collectively “Confidential Information”). We ask that you agree that you will not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, except in the appropriate course of Company business or unless pursuant to a lawful subpoena, disclose or disseminate any Confidential Information to any person or entity, nor will you use any Confidential Information in competing with Hanover Compressor Company or its affiliated entities in any manner. It is expressly understood that the Confidential Information covered by this paragraph includes only information that is confidential or proprietary information of one or more of the Hanover entities and therefore does not include information which is generally available to the public.

Injunctive Relief:	Please also agree that the covenants set forth herein pertaining to Cooperation and Confidential Information impose a reasonable restraint in light of the activities and business of the Company. Because of the difficulty of measuring economic loss to the Company as a result of the breach of any of these covenants and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, in the event of an alleged breach any of these covenants, the covenants may be enforced by the Company by injunctions, restraining orders, and other equitable actions.

Start Date:	Your new position with the Company will become effective on January 26, 2005.

Dispute
Resolution:	Any controversy or claim arising out of or relating to your employment, separation from, and/or affiliation with the Company, except for those pertaining to the Cooperation and Confidential Information provisions above, shall be resolved by arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.

Choice of Law:	This Agreement is made and shall be enforced pursuant to the laws of the State of Texas in Houston.

January 31, 2005

Entire Agreement:	This letter contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes any prior or contemporaneous agreements between you and the Company, and cannot be changed, modified, or amended without a written agreement signed by the Company and you.

Successors and
Assigns:	This agreement shall be binding upon you, your heirs, successors, and assigns and the Company and its successors and assigns. The Company may assign its rights, duties and obligations under this agreement. However, your rights, duties and obligations are personal and therefore shall not be transferred or assigned by you to another.

Your acceptance of this offer can be confirmed by signing the acceptance below and returning a copy to my attention.

We are very pleased to extend this offer to you.

Sincerely,

Hanover Compressor Company

By:	/s/ John E. Jackson

Name: John E. Jackson
Title: President and CEO

Accepted:	/s/ Lee E. Beckelman	Date: January 31, 2005

Lee E. Beckelman
Title: Vice President and CFO